                                   FORM 11-K/A
                                (Amendment No. 1)

                 ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

(Mark One)

[X]         ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
            SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended February 27, 1999

                                       OR

[ ]         TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
            SECURITIES EXCHANGE ACT OF 1934

For the transition period from  _______ to _______


Commission file number:  1-5418


      A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                          SUPERVALU PRE-TAX SAVINGS AND
                               PROFIT SHARING PLAN


      B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                 SUPERVALU INC.
                             11840 Valley View Road
                          Eden Prairie, Minnesota 55344

The undersigned registrant hereby amends the following exhibit to its Annual Report on Form 11-K for the fiscal year ended February 27, 1999, which was filed under Section 15(d) of the Securities and Exchange Act of 1934 with respect to the SUPERVALU Pre-Tax Savings and Profit Sharing Plan, to correct the omission of the signature of the auditors thereto.

         Exhibit filed herewith:

         Exhibit 23.1.  Independent Auditors' Consent.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the plan administrator of the SUPERVALU Pre-Tax Savings and Profit Sharing Plan has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.


                                      SUPERVALU PRE-TAX SAVINGS AND
                                      PROFIT SHARING PLAN

DATE:  December 17, 1999              By: SUPERVALU INC., the plan administrator



                                          By: /s/ Pamela K. Knous
                                              --------------------------------
                                              Pamela K. Knous
                                              Executive Vice President and
                                              Chief Financial Officer



                                       2